Exhibit 99.1

Contact: Paul Thibeau, +1 310 788 1999, pthibeau@ilfc.com

ILFC PREPAYS $750 MILLION SECURED TERM LOAN

LOS ANGELES — March 27, 2012 — International Lease Finance Corporation (ILFC), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today that on March 23, 2012, ILFC prepaid in full all amounts outstanding under its $750 million secured term loan.  The loan was secured by 45 aircraft and related equipment and leases, bore interest at LIBOR plus a margin of 4.75% with a LIBOR floor of 2.00%, and was scheduled to mature on March 17, 2015.

The prepayment was made with proceeds from ILFC’s unsecured notes issued on March 19, 2012, composed of $750 million aggregate principal amount of 4.875% senior notes due 2015 and $750 million aggregate principal amount of 5.875% senior notes due 2019.

The prepayment reduces ILFC’s funding costs and increases the number of unencumbered aircraft in its fleet.

Yesterday, ILFC announced a proposed $550 million senior secured term loan, the proceeds of which would refinance the Company’s outstanding $550 million senior secured term loan with essentially the same maturity.  This transaction is expected to further reduce ILFC’s funding costs.

About ILFC

ILFC is the world’s largest independent aircraft lessor measured by number of owned aircraft. ILFC’s portfolio consists of over 1,000 owned or managed aircraft, as well as commitments to purchase 257 new high-demand, fuel-efficient aircraft and rights to purchase an additional 50 such aircraft. www.ilfc.com

About AIG

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange. www.aig.com

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